Table of Contents

Exhibit 1.1

BYLAWS

ARCELOR BRASIL S.A.

CHAPTER I
NAME, PURPOSE, REGISTERED OFFICE AND DURATION

Article 1 - ARCELOR BRASIL S.A., is a joint-stock company governed by these By-Laws and by the applicable legislation.

Article 2 - The purpose of the Company is:

I. the promotion, building and exploitation of industries and enterprises in the steel and/or metal sector, in Brazil and abroad, including the production and commerce of products, sub-products or supplies for or originated by these activities, as well as the exploitation of any other connected, correlated or complementary activities, that may relate directly or indirectly to the Company’s main activities;

II. the participating in any manner in other companies or associations, in Brazil and abroad, the purpose of which shall be to: (i) promote, organize, build and exploit projects and enterprises in the steel and/or metallurgical sector, or related, complementary or correlative activities, including the production and commerce of energy or other inputs and sub products of the steel and/or metallurgical activities; or (ii) or participate in such companies, directly or indirectly;

III. the rendering of corporate services for controlled companies, affiliated companies and third parties, in Brazil or abroad, compatible with the purpose and interests of the Company;

IV. the commerce, importation, exportation, transportation, storage and representation in the commerce, importation or exportation of steel and/or metal inputs or products, including logistics and port operation activities; and

V. the practice, directly or indirectly, of any other commercial and industrial activities related to the above mentioned purposes, including the research, extraction, processing and sale of ores, the elaboration, execution and management of forestation and reforestation projects, including the production of vegetable charcoal.

Article 3 - The registered office and legal venue of the Company shall be in the city of Belo Horizonte, state of Minas Gerais, the Company being empowered for the better realization of its activities to set up branch offices, subsidiary branch offices, depots, agencies, warehouses, representative offices or any other type of establishment in Brazil or abroad.

Article 4 - The term of duration of the Company shall be unlimited.

CHAPTER II
CAPITAL STOCK AND SHARES

Article 5 – The Company’s Capital Stock, fully subscribed and paid, is R$ 9,413,545,410.78 (nine billion, four hundred and thirteen million, five hundred and forty-five thousand, four hundred and ten Brazilian Reais and seventy-eight centavos) corresponding to 650,993,100 (six hundred and fifty million, nine hundred and ninety-three thousand one hundred) common, book entry, nominative shares, all carrying no par value. Sole Paragraph - Each common share shall confer the right to one vote in resolutions of the General Meetings.

Article 6 - The Company is authorized to increase its Capital Stock up to the limit of 976,489,650 (nine hundred and seventy-six million, four hundred and eighty-nine thousand, six hundred and fifty) common shares. Within the limit authorized by the present Article, the Company shall be entitled to increase the Capital Stock. pursuant to a resolution of the Board of Directors and without any amendment of the Bylaws, through the issue of new common shares.

§1 - The Board of Directors shall determine the conditions for issuance, including the price and the period of time prescribed for paying in.

§2 - By resolution of the Board of Directors, shares, convertible debentures into shares, subscription warrants may be issued to existing shareholders without preemptive rights or with a reduction of preemptive subscription term, pursuant to Article 172 and its Sole Paragraph, of Law 6,404 of December 15, 1976 (“Law 6,404/76”).

§3 - Provided that the plans approved by the General Meeting are met, the Company shall be entitled to grant the stock options to its managers and employees under the terms to be defined by the Board of Directors.

§4 – The Company shall not issue founders shares.

Article 7 - Shares shall be maintained in a deposit account in the name of their holders at an authorized financial institution, without the issue of certificates.

§1 - The Company may charge for the cost of transferring ownership of book entry shares in accordance with the maximum limits established by the Brazilian Securities and Exchange Commission (Comissão de Valores Mobiliários-CVM).

§2 - The Company may suspend share transfer services for periods not exceeding 15 (fifteen) days each and a total of 90 (ninety) days in any one year.

SECTION I
THE TRANSFER OF CONTROL

Article. 8 – The onerous assignment of a portion of shares, which assure a shareholder, or group of shareholders under the same control or related by voting agreement, the effective power to control of the Company, directly or indirectly, through a single operation, as well as through successive operations, whether suspensive or resolutory, shall be agreed conditional upon the purchaser enjoying such controlling powers to conduct a public offering directed to all remaining shareholders, under equal conditions offered to the selling controlling shareholder.

§1 - The transfer of shares or rights inherent to the shares issued by the Company, or other securities convertible into shares, directly or indirectly, among Related Persons, even when implying the consolidation of the power of control in one single shareholder, shall not be considered a transfer of power of control and shall not cause a mandatory public offering as set forth in the caption of this Article. “Related Persons”, for the purpose of this Section, means the Company’s ultimate controlling shareholder and the persons or entities directly or indirectly under common control of such controlling shareholder.

§2 – The term, the documentation and the procedures related to the public offering mentioned in this Section shall be those required by the applicable regulations of the Brazilian Securities and Exchange Commission - CVM in force at the time of the transfer of shares and rights.

Article 9 - The public offering for the acquisition of shares referred in the caption of Article 8 shall also be required in the event of onerous assignment of subscription rights of shares or of other kinds of securities or rights related to securities convertible into shares issued by the Company, which may lead to the transfer of a portion of shares that assure the power of control over the Company.

Article 10 - The public offering of shares referred in Article 8 must also be required in case one person which is not a Related Person acquires the control of the Company by means of the acquisition of shares issued by the entity which holds the ultimate power of control of the Company. In this case, the entity shall be obligated to inform the São Paulo Stock Exchange (“Bovespa”) of the change in its shareholding control and the acquiring shareholder is obligated to inform to Bovespa the valuation allocated to the Company for this operation..

CHAPTER III
GENERAL MEETING

Article 11 - The General Meeting, duly convened and installed in accordance with the law and these Bylaws, has powers to decide on all business activities relating to the object of the Company, as well as to make the decisions it considers appropriate to defend and develop the Company.

§1- The Ordinary General Meeting shall be held within the first four months following the end of the fiscal year and, extraordinarily, whenever the law or the

Company interests demand the pronouncement of the Company shareholders, duly convened by the Board of Directors.

§2 - The convening notices shall be published according to the law and must include the agenda, the date and time of the General Meeting, and, in case of amendments to the Bylaws, the designation of the matters to be discussed as well as information as to the effect that the relevant documentation is available at the Company’s registered office.

§3 - Shareholders may take part at the General Meeting upon the proof of ownership of shares issued by the Company in their names in accordance with the register of the respective shares in the records of the financial institution acting as the depositary institution for the same shares 2 (two) business days prior to the date the General Meeting is scheduled to be held.

§4 - The shareholder may be represented in the General Meeting by a proxy, constituted for less then one year, as long as (i) the proxy is a shareholder, Company executive officer, attorney at law or financial institution, investment funds to be represented by their respective administrator; and (ii) the proxy is filed with the Company’s registered office, up to 2 (two) business days before the date the General Meeting is scheduled to be held.

§5 - Excepting those cases in which the law determines a qualified “quorum”, the resolutions of the General Meeting shall be taken by an absolute majority vote, excluding blank votes and abstentions.

§6 - The shareholders shall sign the Attendance Book before the General Meeting is installed, indicating name, nationality, residence and the number of shares owned.

Article 12 - The General Meeting shall be installed and presided by the Chairman of the Board of Directors or, in his/her absence or impediment, by another member of the Board of Directors, the Secretary being any person chosen by the majority of the shareholders present.

§1 - In the event of absence or impediment of the Chairman and of other members of the Board of Directors, the General Meeting shall be installed and chaired by a shareholder chosen by the majority of the shareholders present.

§2 - The Secretary of the General Meeting shall be responsible for drafting the respective meeting’s minutes, as well as for the issuance of abstracts of the minutes and certificates, resolutions and proceedings of the Meeting. Such abstracts may also be issued by the president of the respective General Meeting.

CHAPTER IV
MANAGEMENT

Article 13 – Members of the Board of Directors and the Board of Executive Officers shall be responsible for the management of the Company.

§1 - The term of office of the members of the Board of Directors and the Board of Executive Officers shall be 1 (one) year, re-election being permitted, members not being obliged to offer a guarantee for their acts as managers.

§2 - All managers shall take office by signing the Minutes Register of the Board of Directors or of the Board of Executive Officers, as the case may be, within 30 (thirty) days of their election, their inauguration being conditional on the prior acceptance of the "Termos de Anuência dos Administradores ", as referred in the regulations of "Práticas Diferenciadas de Governança Corporativa" issued by Bovespa.

§3 - The term of office of the members of the Board of Directors and of the Board of Executive Officers shall be extended until their respective successors have taken office.

§4 - The General Meeting shall fix the overall amount for the compensation of the managers, in accordance with the applicable legislation.

§5 - The members of the Board of Directors may not be elected as members of the Board of Executive Officers.

CHAPTER V
BOARD OF DIRECTORS

SECTION I
COMPOSITION

Article 14 - The Board of Directors, a joint decision-making body, shall be elected and removed at any time, by the General Meeting and shall be formed of a minimum number of 5 (five) and a maximum number of 9 (nine) effective members, resident in Brazil or abroad, all being shareholders in the Company, and one of whom shall be the Chairman of the Board and another the Vice Chairman.

§1 - The Chairman and the Vice Chairman of the Board of Directors shall be elected by the members of the Board of Directors’ during a Board of Directors Meeting to be held immediately after the General Meeting which has elected the Board members. .

§2 - The Chairman of the Board of Directors shall have, together with his/her regular vote, the casting vote, to be exercised in case of a tie in the Board of Directors decisions.

§3 - In the case of temporary impediment or absence, the Vice Chairman shall replace the Chairman of the Board of Directors, and during the period of such replacement the Vice Chairman shall have powers identical to those of the Chairman.

§4 - During their absences, the other members of the Board of Directors may designate in writing a substitute among the other remaining and able members; such substitute voting in the name of the replaced member, together with his/her own vote.

§5 - Should a vacant position occur on the Board of Directors, irrespective of the provisions set forth in the §7 below, the vacancy shall be filled by a substitute, nominated by the remaining members, the substitute serving until the next General Meeting. Should vacancies occur in the majority of such positions on the Board, a General Meeting shall be convened in order to proceed with a new election.

§6 - Should a vacancy occur for the position of Chairman or Vice Chairman, the Board of Directors shall hold a new election to those positions as soon as possible after the new members of the Board of Directors assume their positions pursuant to §5.

§7 - Whenever the Board of Directors is elected under the cumulative vote system: (i) the removal of any member of the Board of Directors by the General Meeting shall cause the removal of all of the remaining members of the Board of Directors, resulting in a new election; (ii) should other vacant position arise, the immediately following General Meeting shall proceed with the new election of all members of the Board of Directors.

§8 - The Board of Directors shall have a Secretary, not a member of this body, in the absence or impediment of whom being replaced by another person to act in a temporary capacity as designated by the Chairman of the Board of Directors.

SECTION II
WORKINGS

Article 15 - The Board of Directors shall meet on an ordinary basis once every 3 (three) months and extraordinarily whenever called by its Chairman or, in his/her absence, by its Vice-Chairman or by any of 02 (two) members acting jointly.

Article 16 - Meetings of the Board of Directors shall only be installed with presence of a majority of its members and similarly, resolutions shall only be taken by the affirmative vote of a majority of members present.

§1 - In the meetings of the Board of Directors, members present shall be considered those who: (i) appoint, in writing, substitutes from the members of the Board of Directors; (ii) participate by conference call or video-conference or any other means that allow the members to see and / or hear each other, or, (iii) that previously issue a written vote.

§2 - Whenever the meeting occurs as provided in the §1, (ii) above, the meeting shall take place at the Company’s registered office if any member of the Board of Directors is located in the Company’s registered office or otherwise at the place where the Chairman or his/her substitute is located.

§3 - The minutes of the meetings of the Board of Directors shall be recorded in the Board of Directors Minutes Register. The said minutes having been read and approved by the members present at the meetings, shall be signed in a number sufficient to constitute the majority necessary for approval of the matters examined.

SECTION III
DUTIES

Article 17 - The Board of Directors shall be responsible for:

I. appointing, evaluating and at any time removing the Executive Officers of the Company;

II. assigning functions to the Executive Officers, after consultation with the Chief Executive Officer, and establishing the limits of authority of the Board of Executive Officers as provided in these Bylaws;

III. distributing the global compensation established by the General Meeting among its members and those of the Board of Executive Officers;

IV. approving the policies relating to selection, evaluation, development and compensation of members of the Board of Executive Officers;

V. establishing the general guidance of the business of the Company and of its controlled companies;

VI. approving the strategic guidelines and the business plan of the Company and controlled companies submitted annually by the Board of Executive Officers;

VII. approving the Company's and controlled companies’ annual and multi-annual investment budgets submitted by the Board of Executive Officers;

VIII. monitoring and evaluating the economic and financial performance of the Company and its controlled companies, and at its discretion requesting the Board of Executive Officers to provide reports with specific performance indicators;

IX. approving and, if appropriate, submitting to the General Meeting proposals for mergers, spin-offs and incorporations, in which the Company or any of its controlled companies are a party or the object as well as the incorporation of companies or transformation into another kind of corporation where the values involved exceed the limits established for the Board of Executive Officers as defined by the Board of Directors;

X. taking decisions concerning the Company’s and/or controlled companies’ investment and/or divestiture opportunities and on acquisitions directly or indirectly of shares in the capital of other companies, the values of which exceed the limits established for the Board of Executive Officers as defined by the Board of Directors;

XI. approving the issuance by the Company of commercial papers for public distribution, as well as of simple debentures, not convertible into shares and without collateral in accordance with proposals submitted by the Board of Executive Officers;

XII. approving the accounts of the Board of Executive Officers, substantiated in the Annual Report and the Financial Statements, for subsequent submission to the Ordinary General Meeting;

XIII. approving the proposal for the allocation of profit for the year, the distribution of dividends submitted by the Board of Executive Officers and, when necessary, present the capital expenditures budget for submission to the General Meeting in accordance with the applicable legislation;

XIV. selecting and removing independent auditors;

XV. inspecting the management activities of the Executive Officers and at any time examining the books and papers of the Company, requesting information about contracts already signed or about to be signed, as well as any other acts related to the Company’s purpose;

XVI. approving the corporate governance rules, including, but not limited to, the process of rendering of accounts and the process of disclosure of information, the code of conduct and the internal control system in order to avoid conflicts of interests between the Company and/or its controlled companies, on the one hand and the managers and shareholders, direct or indirect. of the Company on the other hand;

XVII. approving the purchase, sale and placing of liens on fixed assets and for the constitution of encumbrances by the Company or its controlled companies, which exceed the limits established for the Board of Executive Officers as defined by the Board of Directors;

XVIII. approving the provision of guarantees in general, and contracting of loans and financing and signing of other financial contracts in which the Company and/or its controlled companies act as party when these exceed the limits established by the Board of Directors for the Board of Executive Officers;

XIX. excluding the operations between the Company and its wholly owned companies, authorizing the signing or alteration of contracts of single or cumulative annual value equal or superior to 1% (one per cent) of the Company’s net worth between the Company or its controlled companies, on the one hand, and, on the other (i) its shareholders, either directly or through intermediary companies and/or (ii) companies in which the controlling shareholder directly or indirectly participates, the Board of Directors having the discretion to establish limits and procedures, which meet the requirements and nature of the operations, however, always maintaining the said Board of Directors duly informed of all Company and controlled company operations with the related parties referred above;

XX. authorizing the purchase of shares of its own issuance for holding as treasury stock, cancellation or subsequent sale; and

XXI. convening the General Meeting and expressing its opinion, if necessary, regarding any matter to be submitted to the General Meeting; and

XXII – submitting the matter to the General Meeting and, after its authorization, approving stock option plans for the benefit of the Company’s managers and employees and submitted by the Board of Executive Officers.

SECTION IV
TECHNICAL AND CONSULTATIVE COMMITTEES

Article 18 - The Board of Directors, at its discretion, may establish, for advisory support purposes, committees to fulfill consultative or technical tasks.

Sole Paragraph - The members of the committees, as mentioned in the caption to this Article, shall be remunerated as established by the Board of Directors, and those members who are managers of the Company shall only be entitled to additional remuneration for participating on the committees if the Board of Directors so decides.

CHAPTER VI
BOARD OF EXECUTIVE OFFICERS

SECTION I
COMPOSITION

Article 19 - The Board of Executive Officers, the executive management body of the Company, elected and dismissed at any time by the Board of Directors, shall consist of at least 2 (two) and up to 5 (five) Executive Officers, all residents in Brazil, one of whom shall be the Chief Executive Officer, the other a Senior Vice President and others Executive Officers.

Sole Paragraph - The minutes of the Board of Directors meeting that elect, remove, designate and establish the Executive Officers duties, including the designation of specific business units to different Executive Officers, shall be registered at the Minas Gerais State board of trade and published, in accordance with the law.

SECTION II
WORKINGS

Article 20 - In the case of temporary impediment or absence of the Chief Executive Officer,the latter shall be replaced by the Senior Vice President or, in the event of simultaneous temporary impediment or absence of this officer, by another member of the

Board of Executive Officers designated by majority vote of the members of the Board of Executive Officers, the said substitute accumulating all legal, statutory and regulatory duties and responsibilities of the Chief Executive Officer until the end of the period of impediment or absence.

§1 - In the case of temporary impediment or absence of the Senior Vice-President or of any other Executive Officer, such shall be replaced by one of the Executive Officers appointed by the Chief Executive Officer, the substitute accumulating the legal, statutory and regulatory responsibilities of the absent or impeded Executive Officer while in the post of the substituted Executive Officer, excluding the right to vote at Board of Executive Officers meetings.

§2 - Should a vacancy occur for the position of Executive Officer, a substitute member may be elected by the Board of Directors after consulting with the Chief Executive Officer, to complete the remaining term of the substituted officer.

§3 - Should a vacancy occur in the position of Chief Executive Officer, the Senior Vice- President shall substitute the Chief Executive Officer, accumulating his/her own duties, rights and responsibilities with those of the Chief Executive Officer until the Board of Directors holds a new election for the office of Chief Executive Officer.

Article 21 - The Board of Executive Officers shall meet on an ordinary basis at least once every 15 (fifteen) days and extraordinarily whenever called by any of the Executive Officers.

Article 22 - The meetings of the Board of Executive Officers shall only begin with the presence of the majority of its members and decisions shall be taken upon the affirmative vote of the majority.

Sole Paragraph - The Chief Executive Officer, in the event of a tie, shall have, together with his/her regular vote, the casting vote.

Article 23 - The Chief Executive Officer shall chair the meetings of the Board of Executive Officers prioritizing the achievement of consensual approvals among its members.

Sole Paragraph - When there is an absence of consensus among members of the Board of Executive Officers, the Chief Executive Officer may (i) withdraw the item from the agenda, and/or (ii) attempt to negotiate a majority, including, the use of his/her casting vote in the event of a tie, or (iii) submit the matter for decision by the Board of Directors.

SECTION III
DUTIES

Article 24 - The Board of Executive Officers shall be jointly responsible for:

I. approving the Company's general policies on human resources and monitoring the implementation of the approved policies, and the alignment of the Company’s controlled companies to such policies;

II. complying with the general business guidelines set forth by the Board of Directors and monitoring the strategic alignment of its controlled companies to the guidelines;

III. preparing and submitting on an annual basis to the Board of Directors, the Company's and its controlled companies’ strategic guidelines and business plan, and monitoring their execution by controlled companies and producing and providing reports to the Board of Directors with specific performance indicators;

IV. preparing and submitting the Company's and its controlled companies’ annual and multi-annual investment budgets to the Board of Directors, ensuring that such budgets are met and in the case of the controlled companies, monitoring their fulfillment;

V. approving the Company/controlled companies investment and/or divestiture opportunities and the acquisitions, directly or indirectly, of equity stakes in other companies, the values of which exceed the limits of the Board of Executive Officers as defined by the Board of Directors, as well as executing the investments and/or divestitures approved for the Company and monitoring the approved investments and/or divestitures approved for its controlled companies;

VI. approving operations involving mergers, spin-offs, in which the Company or any of its controlled companies is a party or the object, as well as the incorporation of companies or transformation in another kind of company , values of which exceed the limits of the Board of Executive Officers as defined by the Board of Directors;

VII. approving the Company's/ controlled companies finance policies and implementing them or in the case of controlled companies, monitoring the execution of such approved policies;

VIII. submitting to the Board of Directors the issuance by the Company of securities for public distribution, including the issuance of simple debentures, not convertible into shares and without collateral;

IX. preparing for each fiscal year the Annual Report of the Management and Financial Statements to be submitted to the Board of Directors and, subsequently, to the General Meeting;

X. following the raising of the balance sheet, submitting to the Board of Directors, the allocation of profit for the year, the distribution of Company dividends and, when necessary, the capital expenditures budget;

XI. assuring the compliance with the Company's code of conduct, as established by the Board of Directors;

XII. approving the policies and the annual audit plan of the Company, including the application of these policies at the controlled companies.

XIII. approving Company's/controlled companies’ policies on corporate responsibility, such as the environment, health, safety and social responsibility, implementing or, with respect to the controlled companies, monitoring the implementation of the approved policies on these issues;

XIV. approving the purchase, sale and encumbrance of fixed assets and the constitution of liens on Company/controlled company assets, the values of which are within the limits established by the Board of Directors for the Board of Executive Officers;

XV. authorizing the signing of agreements, contracts and settlements that constitute liabilities, obligations or commitments on the Company, the values for which are within the limits defined by the Board of Directors for the Board of Executive Officers;

XVI. approving any reformulation, alteration, or amendment of Shareholders’ Agreements, or of consortium contracts or among consortium members, of companies or consortia to which the Company is a party;

XVII. opening and closing of branch offices, subsidiary branch offices, depots, agencies, warehouses, representative offices or any other type of establishment of the Company or, in the event of the inability to delegate these functions to its controlled companies, the Company itself establishing these entities in Brazil and overseas;

XVIII. authorizing the undertaking of commitments, waiving of rights and transactions ofany nature, the values of which are within those limits established for the Board of Executive Officers by the Board of Directors; and

XIX. submitting the stock option plans for the benefit of its managers and employees for the approval of the Board of Directors.

XX. approving any matter for which authority is not required from the General Meeting or Board of Directors as provided in these Bylaws, or by law.

§1 - The Board of Executive Officers shall be empowered to lay down voting guidelines to be followed at the General Meetings by its proxies in the companies, foundations and other entities in which the Company participates, directly or indirectly, in accordance with the policies and guidelines established by the Board of Directors.

§2 - The Board of Executive Officers shall appoint persons as members of the management, consultative and audit bodies of those companies and organizations in which the Company participates directly or indirectly pursuant to the policies and guidelines established by the Board of Directors.

§3 - When formulating the proposals for the Company’s policies, as well as when monitoring their compliance by the controlled companies, the Board of Executive Officers shall respect the peculiarities of such companies and their businesses.

Article 25 - The responsibilities of the Chief Executive Officer are to:

I – convene and chair meetings of the Board of Executive Officers;

II - exercise executive direction of the Company, with powers to coordinate and supervise the activities of the other Executive Officers, exerting his/her best efforts to ensure compliance with the decisions and guidelines laid down by the Board of Directors and the General Meeting;

III - coordinate and supervise the activities of the other Executive Officers;

IV - coordinate the decision-making process of the Board of Executive Officers;

V. coordinate the relations between the Board of Executive Officers and the Board of Directors and the Fiscal Council, providing those bodies with the necessary human and material resources for fulfilling their duties; and

VI. keep the Board of Directors informed as to the activities of the Company and of its controlled companies.

VII. together with the other Executive Officers, prepare the Annual Management Report and draw up the Financial Statements;

Sole Paragraph – Irrespective of other duties which are incumbent on him/her as an Executive Officer, the Senior Vice President shall replace the Chief Executive Officer during his/her temporary impediment or absence, as well as in the case of the office becoming vacant until the election by the Board of Directors of a new Chief Executive Officer.

Article 26 - The Executive Officers are to:

I – execute the duties relative to their area of activities;

II - participate in meetings of the Board of Executive Officers, contributing to the definition of the policies to be followed by the Company and the controlled companies, and reporting on matters of their respective areas of supervision and coordination; and III - comply with and ensure compliance with the policy and general guidance of the Company's and the controlled companies’ business laid down by the Board of Directors, in the management of each of their specific areas of activity.

SECTION IV
REPRESENTATIVES

Article 27 - The Company shall be represented as plaintiff or defendant in courts of law or otherwise, including the signature of documents constituting responsibility for this, by 2 (two) members of the Board of Executive Officers, jointly, or by 2 (two) proxies established in accordance with §1 of this Article, or by 1 (one) proxy jointly with an Executive Officer.

§1 - Except when otherwise required by law, proxies shall be appointed by a power of attorney in the form of a private instrument in which the powers granted shall be specified, the term of validity of the powers of attorney "ad negotia" expiring on December 31 of the year in which they are granted.

§2 - The Company may, moreover, be represented by a single proxy:

I - at any of the general meetings of shareholders, or equivalent, of the companies, consortia and other entities in which it participates;

II - for acts arising out of the exercise of powers specified in a power of attorney "ad judicia";

III - at agencies at any level of government, customs house and public service concessionaires for specific acts for which a second proxy is not necessary or not permitted; and

IV - in any other circumstances, when necessary, as long as specifically authorized by the Board of Executive Officers.

§3 - Summons and judicial or extrajudicial notifications shall be made in the name of the Chief Executive Officer or of the Executive Officer responsible for Investor Relations.

CHAPTER VII
FISCAL COUNCIL

Article 28 - The Fiscal Council, when installed, shall be made up of 03 (three) effective members and an equal number of alternates, elected by the General Meeting, all residents in Brazil and highly qualified, in accordance with the impediments and requirements established by the Lei 6,404/76, shareholders or not, 01 (one) of their number being elected by shareholders not part of the controlling block of shareholders in a separate vote, the remaining members being elected by the controlling shareholders.

§1 - The members of the Fiscal Council shall take office through the signing of the term of office in the Fiscal Council Minutes and Opinion Register which shall include the statement of awareness and the obligation of complying with the applicable rules of: (i) the contracts that may be signed by the Company with stock exchange entities or sponsoring entity of an organized over-the-counter market, duly accredited by the

Brazilian Securities and Exchange Commission (CVM), in order to comply with the corporate governance standards established by those entities, being responsible as applicable to observe the dictates of those contracts and respective the rules of the differential corporate governance practices, as the case may be; and (ii) the Company’s manuals, codes, policies and internal rules, as well as any Shareholders’ Agreement filed with the Company’s registered office.

§2 - Besides the mandatory reimbursement of the transportation and accommodation expenditures necessary to performing their duties, the Fiscal Council members shall be entitled to compensation to be defined by the General Meeting that elects them, in accordance with the applicable limits established by law.

Article 29 - The members of the Fiscal Council shall carry out their duties until the first Ordinary General Meeting to be held following their election, re-election being permitted.

Article 30 - In their absence or temporary impediment, or in cases of vacancy on the Council, the members of the Fiscal Council shall be replaced by their respective alternates.

Sole Paragraph - Should an unjustified absence from 02 (two) consecutive meetings or 04 (four) alternating meetings occur, the member of the Fiscal Council shall be replaced, for the remaining term of his/her office, by the respective alternate.

Article 31 - The Fiscal Council shall exercise the functions attributed to it by the prevailing legislation, and shall provide, with a minimum notice of 30 (thirty) days prior to the Ordinary General Meeting, a report on the documentation as established in Article 133 of Law 6,404/76.

Sole Paragraph - Within 20 (twenty) days of taking office, the members of the Fiscal Council shall prepare and approve an internal regime providing the procedures governing the above-mentioned duties.

CHAPTER VIII
FISCAL YEAR AND DISTRIBUTION OF PROFITS

Article 32 - The fiscal year of the Company shall be 12 (twelve) months and shall finish on December 31, when the Financial Statements shall be prepared, the following rules regarding the distribution of results to be observed:

I. prior to any profit sharing, the accumulated losses and the income tax provision shall be deducted from the profit for the fiscal year;

II. from the remaining profit the amount related to the management; profit sharing participation shall be calculated in accordance with legal limits;

III. from the net profit for the fiscal year, the following allocations shall be made:

a) 5% (five percent) for the constitution of the legal reserve, until this reaches 20% (twenty percent) of the Capital Stock;

b) from 5% (five percent) to 75% (seventy-five percent) for the constitution of an Investments and Working Capital Reserve, destined for the Company and its controlled companies or affiliate companies, conditional upon:

(i) its constitution not impairing the shareholders rights to the mandatory dividend set forth in the item "c" below;

(ii) the balance, as well as the balance of the remaining profit reserves, except for the reserves for contingencies and unrealized income shall not exceed the Capital Stock, any eventual excess being capitalized or distributed;

(iii) the reserve is to assure investments in fixed assets or additional working capital, including debt amortization, irrespective of retained profits earmarked to the capital expenditures budget, and the balance in the reserve may be used to cover losses, as the case may be, for the distribution of dividends at any time, for share redemption, repayment or share acquisition operations, as authorized by the law, and incorporation into the Capital Stock,including new stock bonus subscriptions.

c) 25% (twenty-five per cent) of the net profit for the payment of the mandatory dividend to the shareholders, decreased or increased (i) by the amount allocated to the legal reserve and (ii) by the amount for the constitution of the contingencies reserve and by the reversion of the same reserve accumulated in the previous fiscal years, the mandatory dividend which would have been paid being limited to the amount of net profit realized in the respective fiscal year, the difference being registered as a reserve for unrealized income.

Article 33 - At the proposal of the Board of Executive Officers, the Board of Directors may determine the raising of balance sheets in periods of less than a year and declare dividends or interest on equity capital for account of the profit verified in the balance sheets as well as to declare them for allocation to retained profits or profit reserves as registered in the most recent annual or semi-annual balance sheet.

Sole Paragraph - The General Meeting may decide to capitalize reserves established in six monthly or interim balance sheets.

Article 34 - The amount of the interest, paid or credited in the form of interest on equity capital pursuant to Article 9, §7 of Law # 9,249 dated December 26, 1995 and the respective legislation and regulations, may be ascribed to the mandatory dividend, such amount for all legal purposes forming the sum of the dividends distributed by the Company.

Article 35 - The General Meeting, pursuant to the limits established in law, may attribute a share in profits to the administrators, as long as the mandatory dividend, set forth in Article 34, III, "c" above, is distributed to the shareholders.

Sole Paragraph - Whenever the six-monthly balance sheet is raised, and based on it interim dividends are paid in amount less then 25% (twenty five percent) of the net profit for the period, calculated pursuant to Article 34, III, "c", the Board of Directors, "ad referendum" of the General Meeting, may determine the payment of six monthly profit sharing to the members of the Board of Executive Officers.

Article 36 - The dividends and interest on equity capital mentioned in the Article 33 shall be paid at the times and at the places specified by the Board of Executive Officers, amounts unclaimed within 3 (three) years following the initial date of payment reverting in favor of the Company.

CHAPTER IX
DISSOLUTION OF THE COMPANY

Article 37 - The Company shall go into liquidation in the event of circumstances established by law, or following a resolution to this effect by the General Meeting, which shall, in any event, establish the form of liquidation, appoint the liquidator and the members of the Audit Committee if it is decided that this latter body should function during the liquidation period, and shall also establish the remuneration of the same body.

CHAPTER X
THE BYLAWS AMENDMENT SCHEDULE

Article 38 - These Bylaws shall contain an annexed schedule which shall list all amendments to the Bylaws during the term of duration of the Company.

CHAPTER XI
THE TEMPORARY PROVISIONS

Article 39 – The Audit Committee elected by the General Meeting held in 2005 shall continue to be formed of 5 (five) members and their respective alternates, the provision pursuant to Article 28 above exceptionally, not being applied.